 EXHIBIT 10.1

Binding Letter of Intent Agreement by and between BlastGard International, Inc.
and HighCom Security, Inc.

Re: BINDING LETTER OF INTENT

Dear Mr. Cohen:

Please let this Letter of Intent (“LOI”) confirm our understanding of the mutual present intentions of BlastGard International Inc., a publicly traded company incorporated under the laws of the State of Colorado, ("BlastGard"); and HighCom Security, Inc. ("HighCom") and its shareholders with respect to the principal terms and conditions under which BlastGard will acquire 100% of the common stock of HighCom hereinafter referred to as the "The Stock Purchase Agreement". The obligations of the parties hereto is to consummate the Stock Purchase Agreement, subject to the approval of all necessary parties, agencies or regulatory organizations so long as the parties meet their obligations as provided herein. It is the intention of both parties that upon said approval, BlastGard will own 100% of HighCom, and that in the interim HighCom and BlastGard jointly shall negotiate a settlement arrangement for all liabilities, liens and encumbrances after closing. This entire agreement is subject to the successful reinstatement of HighCom's export license by the U.S. State Department. Therefore, closing shall take place with the consideration from each side placed in escrow and released from escrow when the State Department reinstates the HighCom export license. In the event it is mutually determined that reinstatement of such export license is unlikely to occur or, in fact, it does not occur by May 1, 2011, then the Stock Purchase Agreement shall be rescinded and the consideration that is placed in escrow shall be returned to the party that placed such consideration in escrow. Further, in such event, all advances made by BlastGard to HighCom shall be repaid with interest within one year of the rescission date.

1.
Purchase. At the closing (the "Closing"), BlastGard will purchase One Hundred Percent (100%) of the common stock of HighCom, it being understood that HighCom has no outstanding shares of Preferred stock.  Closing shall take place immediately after the execution of this Letter of Intent, at which time a funding shall commence to raise at least One Million Two Hundred Thousand Dollars ($1,200,000.00)(“Funding”) for HighCom’s operations, which includes retiring HighCom's bank debt under terms and conditions and the principal amount as they presently exist as of the date hereof.  HighCom has provided BlastGard with its cash flow requirements, which have been approved by BlastGard. Blastgard will on a best efforts basis raise an additional amount of 1 million three hundred thousand dollars within nine months of closing.  Based upon these cash flow requirements, BlastGard understands and agrees to make available up to $100,000 per month to meet any anticipated deficiency in HighCom's cash flow requirements and to pay down HighCom ‘s outstanding  bank loans  on a preferred basis. If BlastGard fails to raise the Funding as contemplated herein, any money advanced shall convert into a one year loan.

2.
Interim Financing. Independent of the Funding, BlastGard, following the execution of this LOI, shall arrange for a loan of $150,000.00 to fund the immediate cash needs for the operations of HighCom and to repay50% of  an outstanding $30,000 loan to Michael Brenner that was given to HighCom. The balance of the $30,000 loan shall be repaid out of the $1.2 million funding.

3.
Purchase Consideration. BlastGard currently has 1,000 Preferred Shares authorized, none of which are outstanding. BlastGard's board has the right to determine the rights and preferences of any Preferred Shares to be issued. BlastGard has also authorized 100,000,000 shares of Common Stock, with 56,086,142 shares issued and outstanding and 42,099,283 shares reserved for issuance upon the exercise or conversion, as the case may be, of outstanding options, warrants and promissory notes. Following the filing of BlastGard's 2010 Form 10-K and after receipt of the audited financial statements for HighCom and the appropriate pro form financial statements, BlastGard intends to file a proxy statement with the Securities and Exchange Commission to increase the authorized number of shares of Common Stock of BlastGard to 500,000,000 common shares so as to accommodate the anticipated issuance of the purchase consideration described below and to have sufficient capital stock to provide for BlastGard's future needs ("Stockholder Approval"). It is anticipated that stockholder approval for the increase will occur within one year from the date hereof.

The purchase consideration will consist of a payment of cash, Preferred Stock and common stock of BlastGard (the "Stock Payment"). The assets and current outstanding obligations of HighCom are to be itemized in the formal Stock Purchase Agreement referred to herein and made a part hereto by this reference. It being understood that the earn-out shares as referenced in Items (b), (c), and (d) below in this paragraph will be reserved once Blastgard has Increased its authorized common stock by stockholder approval. The terms of the Stock Payment shall be set such that all the shares and payments will be set aside and reserved and placed into escrow (or irrevocable trust at appropriate time) to be released for HighCom’s shareholders as follows: (a) 10,000,000 shares of common stock upon execution of the definitive agreement by all parties; (b) 100 Preferred convertible into 10,000,000 shares of common stock at such time as the company achieves a gross revenue of $5 million dollars within 18 months of close; (c) 100 Preferred convertible into 10,000,000 shares of common stock at such time as the company achieves a gross revenue of $10 million dollars within 24 months of close; and lastly (d) 150 Preferred convertible into 15,000,000 shares of common stock at such time as the company achieves a gross revenue of $15 million dollars within 30 months of close. It is understood that HighCom's shareholders shall be entitled to a pro rata delivery of earn-out shares (as described below) in the event a milestone is not 100% achieved or in the event Blastgard does not raise the amount of two million five hundred  thousand dollars, the Highcom shareholders shall be entitled to the same pro rata delivery of shares.   At Closing, BGI shall deliver its promissory notes representing its promise to pay $200,000 to HighCom shareholders at the earlier of ninety day or upon receipt of audited financials from HighCom, unless HighCom fails to provide the requested material to the extent they exist with such audit to start within ten days or as soon as practicable. An additional payment of $100,000 will be released upon revenues of $2 million dollars being achieved by HighCom which shall be paid pro-rata and shall be calculated based on revenue achieved at the end of 8 months post close. Upon signing of this Letter of Intent, Mr. Cohen will place 100% of his HighCom shares into an irrevocable trust; the terms of the sale of those shares to be negotiated with the Trustee upon closing. All sales mentioned above refer to sales from products presently marketed by HighCom. In addition BlasGard will use its all commercially reasonable efforts to cause Yochi Cohen to be removed from personal guarantee on the bank loans.

4.
Definitive Agreement. BlastGard and HighCom and its shareholders hereby agree to finalize and execute the formal Stock Purchase Agreement and to close as soon as practicable after the execution of this LOI. The terms of the Stock Purchase Agreement shall be in line with the intent specified herein. Should there be any dispute involving the execution of the Stock Purchase Agreement, the parties agree to settle same with binding arbitration pursuant to paragraph 12 herein.

5.
Stock Purchase Agreement, Provisions, Representations and Warranties. The Stock Purchase Agreement will contain (i) mutual representations and warranties customary to transactions of this type including, without limitation, representations and warranties as to the completeness and accuracy of information provided; (ii) Take-Along rights; Bring-Along rights; Due On Sale for the Consideration of the items listed in Paragraph 3 of this Agreement; and (iv) the exclusion from the assets of HighCom of any third party stock held by HighCom and for the immediate transfer of the Same as directed by Yochi Cohen. .

6.
Access to Companies. HighCom will give BlastGard and its representative's full access to any personnel and all properties, documents, contracts, books, records and operations relating to its assets. HighCom will furnish BlastGard with copies of documents and with such other information as BlastGard may request. BlastGard will give HighCom and its representative's full access to any personnel and all properties, documents, contracts, books, records and operations relating to its assets. BlastGard will furnish HighCom with copies of documents and with such other information as HighCom may request. Blastgard agrees to provide full access of the existing and future books and records as they are required by Mr. Cohen or his legal representatives.

7.
No Other Offers. HighCom acknowledges that BlastGard will incur significant expense in connection with its preparation of the Stock Purchase Agreement. As a result, upon execution of this Letter of Intent, HighCom shall terminate any existing discussions or negotiations with, and shall cease to provide information to or otherwise cooperate with, any party other than BlastGard and its shareholders, subsidiaries or affiliates, or any of Blastgard's officers, directors, employees, members, managers, representatives or agents with respect to a Stock Purchase Agreement. In addition, from and after the date hereof, neither HighCom nor any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents, will directly or indirectly encourage, solicit, initiate, have or continue any discussions or negotiations with or participate in any discussions or negotiations with or provide any information to or otherwise cooperate in any other way with, or enter into any agreement, letter of intent or agreement in principle with, or facilitate or encourage any effort or attempt by any corporation, partnership, company, person or other entity or group concerning any merger, joint venture, recapitalization, reorganization, sale of substantial assets, sale of any assets or capital assets, investment or similar transaction involving HighCom or any subsidiary or division of HighCom (each, an "Asset Agreement Transaction"). HighCom shall notify BlastGard promptly of any inquiries, proposals or offers made by third parties to HighCom or any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents with respect to an Asset Agreement Transaction and furnish BlastGard the terms thereof; including, without limitation, the type of consideration offered and the Identity of the third party. HighCom shall deal exclusively with BlastGard with respect to any possible purchase agreement. In consideration of this Blastgard shall pay Mr. Cohen the sum of $25,000 upon signing of this Letter of Intent and Mr. Cohen shall agree to sign a non-compete..

8.
Conduct of Business. Upon execution of this Agreement BlastGard shall take over the operations of HighCom and shall use its reasonable best efforts to preserve and keep intact the assets, business organization and employees and other business relationships of HighCom and meet all the milestones as provided in this Letter of Intent.

9.
Expenses. Each of the parties shall pay its entire expenses incident to this letter, the Stock Purchase Agreement and consummation of the transactions contemplated hereby. BlastGard and HighCom each represent and warrant that there are no advisory, brokerage or finder's fees, except for costs and fees generally expected to be incurred in like arrangements which are or will be payable in cash, stock or options in from each party for its own arrangements. HighCom and its affiliates, officers and directors specifically acknowledge that BlastGard will not be responsible for paying any finders, brokers or advisory fees for which there is not a contract signed by the officers of BlastGard.

10.
Confidentiality. BlastGard and HighCom have executed or will execute a Confidentiality Agreement, which agreement shall survive the execution and delivery of this letter and shall be appended to this Agreement.

11.
Disclosure. Without the prior written consent of BlastGard, HighCom will, and each party hereto will cause its directors, officers, shareholders, employees, agents, other representatives and affiliates not to, disclose to any person the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby, the status thereof, or the existence of this Letter of Intent and the terms thereof, unless in the opinion of such party disclosure is required to be made by applicable law, regulation or court order, and such disclosure is made after prior consultation and approval with BlastGard.

12.
Dispute Resolution. In the event of any dispute arising out of or relating to this letter such dispute shall be resolved exclusively by confidential binding arbitration with an arbitrator selected within the JAMS roster of arbitrators.

13.
Right to Complete Due Diligence and Asset Purchase Agreement. For valuable consideration, the receipt of which is hereby acknowledged, HighCom and BlastGard shall have the right to complete their due diligence and to consummate the Stock Purchase Agreement pursuant to the terms outlined herein, and the parties agree to cooperate fully and in good faith to complete the transaction as expeditiously as possible after the parties have confirmed their due diligence investigations to their satisfaction.

14.	Counterparts. This Letter of Intent may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

15.	Governing Law. This Letter of Intent shall be governed by the laws of the State of New York, without regard to such state's principles of conflicts of laws.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing two copies of this letter in the spaces provided below and returning one copy to us no later than 5:00 p.m. on January 25, 2011. This letter will expire you have not returned to us an executed copy of this letter by said time.
BLASTGARD INTERNATIONAL, INC.

Michael Gordon, Chief Executive Officer and Chief Financial Officer

Agreed to and Accepted by:

HIGHCOM SECURITY INC.

By:
Yochi Cohen, Chief Executive Officer

Principal Stockholder:

Yochi Cohen